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Talla, Inc.

Talla's AI platform provides clients with automated customer support. Using cognitive robotic process automation, Talla is able to answer 90% of support questions at first contact.


talla
Leading the way towards an AI augmented workforce

Invest

$99.11 minimum investment

Deadline July 30, 2021
in a month

Share Price
$0.17

Total Raised
$315,793

Valuation
$19,790,896

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Talla is an AI platform that is transforming the way businesses deliver customer support. Talla automates support inquiry answers and ensures information is always accurate. Our product reduces resolution times, eliminates unnecessary escalations, and improves customer satisfaction.

Talla also integrates with existing systems and workflows to build machine learning models of common tasks, answer questions, and make every rep your best rep.

Percent

90% Automates 90% of customer questions

25% Increases agent resolutions by 25%

10% Reduces call support time by 10%

DEAL HIGHLIGHTS

- $20 billion total addressable market in Robotic Process Automation with 40% CAGR
- Backed by prominent VCs, including Glasswing Ventures, PJC, and Avalon Ventures
- Established high-profile clients including Paypal, Toast, and Mutual of Omaha
- CEO with multiple previous exits
- Featured in MIT Technology Review, Forbes, and TechCrunch

> **“Talla has allowed us to offer better, faster, more accurate, and more consistent customer support at any time of the day. Talla automates many of our customer support inquiries by retrieving answers nearly immediately and providing accurate information to support staff and customers, 24/7.”**
>
> *- Spencer Zimmerman*
> *VP of Operations, QTEGO*

PROBLEM

$62 billion is lost annually due to poor customer service in the U.S. alone, according to Salesforce. In fact, customers are 4x more likely to defect and buy from a competitor if a problem is service-related, and 80% of customers say that customer experience is just as important as a company’s products or services (Bain & Company).

Meanwhile, It takes at least **6 months** for customer support reps to become proficient in all aspects of a business (Upwork), and answering common customer problems takes more time and more people power. **Businesses need a tool that connects their customers straight to their answers, eliminating internal “shoulder-tapping” between teams and freeing up their best customer agents to do better work.**

SOLUTION

Talla is an AI platform transforming the way businesses deliver customer support. Our product plucks information from wherever it’s located and seamlessly answers questions via a smartchat for customers and internal reps. Talla also learns over time, telling reps where their knowledge gaps are, and helping them fill in the blanks.

We automate workflows and information sharing between software applications - like "smart middleware". Talla is the connective tissue between scattered teams and tools, helping companies get the right information to the right person, right away.

Talla Client Dashboard


Analytics
General
Response Activities
Customer Assist
Response Activities
Page Activities
Overview
This month
CORRECT ANSWERS
2560
4.56%
4000 QUESTIONS ASKED
1440 TICKETS CREATED
Cost and Hours Saved
See how savings are calulated
This month
$6578
4.56%
125 hrs
4.56%
On average, your team used to spend $4030 per month on resolving tickets
On average, your team used to spend 5180 hours per month on resolving tickets
Week to Week Trend
CORRECT ANSWERS (%)
TICKETS CREATED (%)
Last month
Correct Answers by Month
Number of correct answers
Last 12 months

Talla Client Dashboard

> **“Talla is the equivalent of the person who knows everything in detail about a company. We encode in every one of our employees' brains, if you have a question, whether it's about anything in Botkeeper, ask Talla. If Talla doesn't know the answer up front, it will.”**
>
> *- Enrico Palmerino*
> *CEO and Founder, Botkeeper*

HOW TALLA WORKS

For our customer-facing solution, we offer a dynamic chatbot that doesn't rely on a few preset, clunky scripts. Instead, Talla pulls information from wherever a company stores it, whether it's in PDFs or on HubSpot, **leading to 90% of support questions answered at first contact.** And when Talla doesn't know something, it alerts support teams and lets them know where the gap in the knowledge base is.

For agents and support teams, we've created a powerful knowledge management tool that can highlight knowledge gaps and field internal questions. An agent asks a question in the team Slack channel? Talla can answer. If a recent sales team hire receives an inbound email they don't know how to reply to, Talla can answer that too. The result: **a 25% increase in agent productivity and 50% faster handle time for issues.**

Toast case study



Case Study:
Toast Estimates Savings of $2M a year with Talla
toast
Toast is a point-of-sale and restaurant management system with 1,400 customers worldwide
"Now, Talla can answer over 90 percent of questions, which translated to a 10 percent reduction in handle time and 25 percent more tickets answered per rep each week."
– David Snow, Support Enablement Manager

INTEGRATIONS & PLUG-INS

We created our product with the goal of being platform agnostic, meaning that **Talla works wherever our clients work.** Teams can also designate permissions for any source of information they grant Talla access to, making sure that information is secure and only accessible to the right people.

Our product can pull information from:

- Salesforce
- Word Documents
- Google Docs
- Servicenow
- Confluence
- Company website
- Zendesk
- PDFs
- Github
- Help Scout
- HubSpot
- Gmail

Talla also has plug-ins on multiple platforms and browsers, including:

- Microsoft Teams
- Slack
- Google Chrome



Talla
online
You 6:15 AM
How do I set up an integration?
Talla 6:14 AM
Here's what I found
Setting up your integration
1. Sign into your account and navigate to Integrations → Apps under Settings
2. Search for Talla and view integration. Click on Connect.
3. Grant Access on integration Permissions.
Integrations | Last verified: Jan 1, 2021
Helpful
Not helpful
Ask a question...

Talla Integration Manager Screenshot

Talla Integration Manager Screenshot

COMPETITIVE ADVANTAGES

Talla is easier to deploy, train, and retrain than other Chatbot platforms. Our competitive advantages include:

- Speed of setup
  > Up and running in one day
- Platform agnostic
  > Connects disjointed systems to streamline workflows
- Ease of deployment
  > Simple, out of the box solution that doesn't require an engineering team
- Superior machine learning
  > Intuitive training portal discovers and flags what it doesn't know
- Superior response automation
  > 90% of questions automated vs. industry average of 50%
- Unites knowledge management with smartchat
  > Detects question context and customer profile

Screenshot of Talla Automated Workflow



Payment Issue
EDIT MODE
Cancel
Publish
TRIGGER
User asks a question
User
My payment isn't working
ACTION
Send a message
Talla
What payment method are you using?
Credit card
PayPal
ACTION
Send a message
Talla
What credit card are you using?
Mastercard
Visa
American Express
ACTION
Send a message
Talla
What credit card are you using?
Yes
No
Automation Overview
Created: August 3, 2020 7:10pm
TITLE
Payment Issue
LAST TRAINED
August 3, 2020 7:10pm
ACCESS
Customer Support

Screenshot of Talla Automated Workflow

BUSINESS MODEL

We offer our product as a monthly subscription, which is renewed automatically. Price is dependent on client size and changes as the client grows.

We currently have over 30 clients and have built a $7M pipeline, with an average deal size of $80,000.

We offer multiple products for clients:

- Agent Assist: Supporting internal teams
- Customer Assist: Improving customer service experience

Some clients choose to combine our solutions, while others use one or the other. For clients with custom workflows, we also offer a white-glove customized solution.

Business model


Subscription model
$7 Million pipeline
Average deal size $80,000
Auto-renewal

TYPICAL CLIENT PROFILE

We work with companies across a broad range of industries including, but not limited to:

- Companies with large workforces handling high volumes of traditional customers, such as insurance and other financial services
- Companies with seasonal spikes in demand that need to hire a large number of temporary agents and get them up to speed quickly
- Companies with distributed teams such as agencies and consultancies
- Companies in other verticals that play into Talla's strengths, such as logistics and telecom

SUCCESS TO DATE

- Fully built-out product, with successful integrations across multiple platforms
- Revenue-generating: $400,000+ in 2020
- Established customer base, including: Paypal, Mutual of Omaha, and Toast
- High Profile VC backing: Glasswing Ventures, PJC, Avalon Ventures

Success

Established Customer Base	High Profile VC Backing	Revenue Generating
Mutual of Omaha PayPal toast	Avalon Ventures Glasswing Ventures PJC	$400,000+ in revenues last year

MARKET OPPORTUNITY

We estimate our current total addressable market (TAM) at $20B in Robotic Process Automation (RPA). RPA automates everyday repetitive tasks, enabling faster and more efficient work.

A few major factors are fueling an even greater demand for RPA, leading to an anticipated market CAGR of over 40% over the next 7 years, according to Grandview:

- Accelerated demand for automation tech due to Covid-19
- Growth in RPA innovation to fit new consumer trends
- Digital businesses creating significant revenue growth opportunities

In the short term, IDC predicts that worldwide spending on AI is expected to reach $97B by 2023.

Market Opportunity


Robotic Process Automation
40%
40% CAGR over next seven years (Grandview)
$97B
Worldwide spending on AI to reach $97 billion by 2023 (IDC)

PRESS

MIT Technology Review

AI-powered software robots are getting into the sales business

Forbes

The Future Of Work: How Artificial Intelligence Will Transform The Employee Experience

TechCrunch

Talla builds a smarter customer knowledge base

TEAM



Frank Speiser

Chairman & CEO

Frank Speiser has over 20 years of experience in tech entrepreneurship. Frank previously co-founded SocialFlow, the world's largest media-distribution software, which connects media companies including Condé Nast, The Associated Press, and the BBC, with nearly half of the global population. Frank has also served as CTO or advisor to several startups including: Pictela, acquired by AOL, OMGPOP.com, acquired by Zynga, and Nabewise, acquired by Airbnb. His career in tech began when he created and deployed the first major website in the cable industry, while still in college. He is currently a member of Forbes' Technology Council and is an AI thought leader published in Forbes, The Guardian, and more.



Byron Galbraith

Co-founder & CTO

Byron Galbraith earned his Ph.D. in Cognitive and Neural Systems from Boston University, and an M.S. in Bioinformatics from Marquette University. His research expertise includes natural language processing, brain-computer interfaces, and high-performance computing. Byron has held several software engineering roles including back-end system engineer, full stack web developer, office automation consultant, and game engine developer at companies ranging in size from a two-person startup to a multinational enterprise. At Talla, Byron works to translate advancements in machine learning and natural language processing to build cutting edge knowledge automation solutions.



Gunnar Link

CFO

Gunnar Link has over 10 years of experience in financial roles across a broad range of industries. Most recently, Gunnar served as a CFO consultant at Venture Growth Partners (VGP), which provides world-class strategic advice on navigating capital raises as well as mergers and acquisitions. Prior to his work at VGP, Gunnar served as the CFO at CAPA, the Global Education Network. Other previous roles include positions at Deloitte Consulting, EF, and Arm. Gunnar holds a B.S. in Economics and Accounting from Santa Clara University and an M.A. in Applied Economics from Northeastern University. He received his CPA designation in California in 2009.



Yemi Adepetu
VP of Product

Yemi Adepetu is an experienced engineer and product designer. Prior to Talla, Yemi co-founded max.ng, a hyper-local logistics company. Yemi's background includes 6 years of engineering experience at Carrier Corporation, where Yemi served as Senior Engineer and specialized in System Design, Analysis and Qualification, Project Coordination, and supporting product development. Yemi holds an M.Sc. in System Design and Management from MIT, and an M.Sc. in Computer and Electrical Engineering from Purdue University.



David Enda
VP of Strategy and Innovation

David Enda has over a decade of experience in business development, operations, institutional relations, and marketing. His expertise is in strategic planning, communications, and management. Prior to his role at Talla, he served as Vice President of Institutional Relations and Marketing at CAPA, the Global Education Network. During his tenure at CAPA, David also served as VP of US Operations and Development as well as Director of Business Development. He earned his B.A. in Business from Concordia University, Irvine.



Robert Sherry
VP of Strategic Accounts

Robert Sherry is an accomplished revenue strategist who has spent 21 years leading ad tech startups in building market share through new product development and market expansion initiatives. Robert began his career in media sales and sales management before becoming Chief Revenue and Marketing Officer with ValueClick (now Conversant Media.) There he helped scale and position this global ad network for its successful IPO in 2000. Prior to Talla, Robert was Head of Global Brand Entertainment at BroadbandTV, which provides management, distribution, and monetization solutions to content owners. Robert holds a B.A. in English Literature from Georgetown University, and is an MPS Technology Entrepreneurship degree candidate at U. of Maryland.



Brady Bohrmann
Managing Director, Avalon Ventures
Talla Board Member

Brady has over 20 years of experience as a venture capitalist and operating executive in both information technology and biotech. Previously, he served as a general partner of Masthead Venture Partners, an early-stage venture capital firm that he co-founded in 1997. Throughout his venture capital career, he has worked with over 75 companies. Brady holds a B.S. in Finance from Babson College.



Rudina Seseri

Founder and Managing Partner, Glasswing Ventures
Talla Board Member

Rudina Seseri is Founder and Managing Partner of Glasswing Ventures, leading the firm's investments in AI, Saas, and IT. Rudina has 17 years of investing and operational experience in high growth tech companies. Rudina was a Senior Manager in the Corporate Development Group at Microsoft Corporation. Prior to Microsoft, she was an investment banker in the Technology Group at Credit Suisse responsible for multibillion-dollar acquisitions and financings. Rudina earned her B.A. at Wellesley College and her M.B.A at Harvard Business School.



Rob May

General Partner, PJC
Talla Board Member

Rob is a General Partner at PJC with expertise in the areas of AI, hardware, B2B, and SaaS. Prior to joining PJC, Rob was the Co-founder and CEO at Talla. He was also the Co-founder and CEO of Backupify, the world's first cloud to cloud backup provider which was acquired for over $100m. As an angel investor, he has made over 70 early-stage AI investments. Rob also writes a highly popular newsletter on Artificial Intelligence – InsideAI. He holds both a B.S. and M.B.A. from the University of Kentucky.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Marketing	$374,500	35.0%
Engineering	$160,500	15.0%
Business Development	$321,000	30.0%
Customer Success	$161,570	15.1%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock , under registration exemption 4(a)(6), in Talla Inc., doing business as Talla, Inc.. This offering must raise at least $10,000 by July 30, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Talla, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$315,793 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

122,711,150 shares
× $0.17 per share

$20,860,896 implied valuation

PITCH DECK


talla
Shortening the transfer of knowledge from months to minutes
Open
Download

FINANCIALS

Talla, Inc.'s official name is Talla Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 24, 2021
- Form C/A on March 19, 2021
- Form C/A on April 26, 2021
- Form C/A on May 28, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Jun 28, 2021	Talla was named a Top AI Startup & Scaleup by...
Jun 16, 2021	Talla was chosen as a top IT Operations Startup...
May 28, 2021	Filed Form C/A
May 10, 2021	Talla has signed DHL, Webster-Sterling National...
Apr 26, 2021	Filed Form C/A
Apr 6, 2021	Hear from Talla clients about how our AI is...
Mar 19, 2021	Filed Form C/A
Feb 24, 2021	Primary offering of 6,294,117 shares at $0.17
Feb 24, 2021	Filed Form C

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